FEDERAL INSURANCE COMPANY

Endorsement No:	11

Bond Number:	70437181

NAME OF ASSURED:    RBC FUNDS TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

RBC SMID Cap Growth Fund

RBC Enterprise Fund

RBC Small Cap Core Fund

RBC Microcap Value Fund

Tax-Free Money Market Fund

Prime Money Market Fund

U.S. Government Money Market Fund

Access Capital Community Investment Fund

RBC Mid Cap Value Fund

RBC BlueBay Emerging Market Select Bond Fund

RBC BlueBay Emerging Market Corporate Bond Fund

RBC BlueBay Global High Yield Bond Fund

RBC BlueBay Global Convertible Bond Fund

RBC BlueBay Absolute Return Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets Small Cap Equity Fund

RBC Short Duration Fixed Income Fund

RBC Ultra-Short Income Fund

RBC Global Opportunities Fund

RBC International Opportunities Fund

RBC Small Cap Value Fund

This Endorsement applies to loss discovered after 12:01 a.m. on December 3, 2014.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 20, 2015	By
Authorized Representative

ICAP Bond Form 17-02-0949 (Rev. 1-97)		Page 1

FEDERAL INSURANCE COMPANY

Endorsement No:	12

Bond Number:	70437181

NAME OF ASSURED:   RBC FUNDS TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

RBC SMID Cap Growth Fund

RBC Enterprise Fund

RBC Small Cap Core Fund

RBC Microcap Value Fund

Tax-Free Money Market Fund

Prime Money Market Fund

U.S. Government Money Market Fund

Access Capital Community Investment Fund

RBC Mid Cap Value Fund

RBC BlueBay Emerging Market Select Bond Fund

RBC BlueBay Emerging Market Corporate Bond Fund

RBC BlueBay Global High Yield Bond Fund

RBC BlueBay Global Convertible Bond Fund

RBC BlueBay Absolute Return Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets Small Cap Equity Fund

RBC Short Duration Fixed Income Fund

RBC Ultra-Short Income Fund

RBC Global Opportunities Fund

RBC International Opportunities Fund

RBC Small Cap Value Fund

RBC BlueBay Total Return Credit Fund

RBC BlueBay Emerging Market Unconstrained Fixed Income Fund

This Endorsement applies to loss discovered after 12:01 a.m. on December 9, 2014.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: January 20, 2015	By
Authorized Representative

ICAP Bond Form 17-02-0949 (Rev. 1-97)		Page 1

The following resolutions were adopted by the Board of Trustees on September 23, 2014

Approval of Amendment to Fidelity Bond

RESOLVED, that the addition of the RBC Global Opportunities Fund and the RBC International Opportunities Fund to the Fidelity Bond Policy for the Trust, be and it hereby is, approved; and further

RESOLVED, that the Secretary of the Trust or his or her delegate be, and each hereby is, authorized to make all necessary filings and give all notices and information with respect to such Fidelity Bond Policy required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED, that the Secretary of the Trust be, and hereby is, authorized to make any and all payments and to do any and all such further acts, in the name of the Trust and on its behalf, as the Secretary may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.

Approval of Amendment to Fidelity Bond

RESOLVED, that the addition of the RBC Small Cap Value Fund to the Fidelity Bond Policy for the Trust, be and it hereby is, approved; and further

RESOLVED, that the Secretary of the Trust or his or her delegate be, and each hereby is, authorized to make all necessary filings and give all notices and information with respect to such Fidelity Bond Policy required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED, that the Secretary of the Trust be, and hereby is, authorized to make any and all payments and to do any and all such further acts, in the name of the Trust and on its behalf, as the Secretary may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.

Approval of Amendment to Fidelity Bond

RESOLVED, that the addition of the RBC BlueBay Total Return Credit Fund and the RBC BlueBay Emerging Market Unconstrained Fixed Income Fund to the Fidelity Bond Policy for the Trust, be and it hereby is, approved; and further

RESOLVED, that the Secretary of the Trust or his or her delegate be, and each hereby is, authorized to make all necessary filings and give all notices and information with respect to such Fidelity Bond Policy required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED, that the Secretary of the Trust be, and hereby is, authorized to make any and all payments and to do any and all such further acts, in the name of the Trust and on its behalf, as the Secretary may determine to be necessary or desirable and proper, with the advice of counsel, in connection with or in furtherance of the foregoing resolutions.